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                                                                  EXHIBIT (a)(2)



                               November 26, 1996


Mr. James Shanahan
8044 Acquisition, Inc.
8044 Montgomery Road, Suite 382
Cincinnati, OH  45236

Dear Jim:

     We are pleased to provide this commitment for the financing arrangements outlined below for your consideration:

I.   ACQUISITION FACILITY


BORROWER:       8044 Acquisition Sub Inc., a wholly owned subsidiary of
                8044 Acquisition, Inc. ("8044 Acquisition").

AMOUNT:         $35,200,000

TYPE:           Revolver

MATURITY:       Seven (7) days

PURPOSE: To fund the acquisition by Borrower of all of the issued and outstanding shares of capital stock of AM International, Inc. ("AMI").

INTEREST RATE:  A per annum rate equal to The Provident Bank's ("Provident"
                or the "Bank") floating Prime Rate plus one percent (1%). In the event of a default, Provident at its option may adjust the interest rate to its floating Prime Rate plus four percent (4%). Interest shall be calculated based upon actual number of days elapsed and assuming a 360 day year. All interest and principal shall be due and payable at maturity.

FACILITY FEE:   $176,000 (1/2 of 1%), which shall be payable and deemed
                fully earned by Provident at the closing contemplated by this commitment letter ("Closing").



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Mr. James Shanahan
November 19, 1996
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II.  WORKING CAPITAL FACILITY

BORROWER:       8044 Acquisition Sub Inc.

COMMITMENT
AMOUNT:         $12,000,000

TYPE:                   Asset-Based Revolver

MATURITY:       Three (3) years

PURPOSE: To fund the working capital needs of the ongoing business of AMI following the merger of Borrower with and into AMI (the "Merger"), including commercial and standby letters of credit.

INTEREST RATE:  A per annum rate equal to Provident's floating Prime Rate plus two percent (2%). In the event of a default, Provident at its option may adjust the interest rate to its floating Prime Rate plus four percent (4%). Interest shall be calculated based upon actual number of days elapsed and assuming a 360 day year. All interest and principal shall be due and payable at maturity.

ADVANCE RATE:   Eighty percent (80%) of Eligible Receivables and
                thirty-five (35) to fifty (50) percent of Eligible Inventory
                (in each case to be defined in the definitive loan agreement).
                The advance rates on Eligible Inventory are subject to the results of the examination by Provident's asset-based lending field examiners.


FEES:           a)    Letter of Credit Fee for all standby letters of credit
                      issued under the Working Capital Facility, such fee to be calculated for each day at a per annum rate equal to one and three-fourths percent (1.75%) of the aggregate stated amount of all standby letters of credit outstanding from time to time, payable annually in advance.

                b) Unused Commitment Fee in an amount equal to three-eighths of one percent (0.375%) per annum of the daily

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Mr. James Shanahan
November 19, 1996
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                          average of the unused portion of the Commitment
                          Amount, payable quarterly in arrears.

                    c) Asset Based Fee for ongoing monitoring of Borrower's assets in an amount of $1,000 per month, plus reimbursement of all out-of-pocket expenses incurred by the Bank with respect to such monitoring.

                    d) Termination Fee in an amount equal to one percent (1%) of the Total Commitment Amount, payable in the event Borrower terminates the Working Capital Facility within thirty (30) months after the Closing.

                    e) Facility fee of $90,000 which shall be payable and deemed fully earned by Provident at the closing.


CASH COLLATERAL
ACCOUNT: All customer payments will be sent to a lockbox and deposited into a cash collateral account. Funds will be held for two (2) days and then either paid down on the Facility or released into Borrower's operating account.


III. The following terms and provisions shall apply to both the Acquisition Facility and the Working Capital Facility:


DEPOSIT: $20,000, payable by Borrower or 8044 Acquisition, Inc. upon the execution of this commitment letter. If the Closing does not occur due to a failure of one or more conditions to be satisfied, the Bank shall retain the deposit and it will not be applied toward the Bank's legal fees and expenses. If the Closing does not occur due to the refusal by the Bank to complete the transaction for reasons not otherwise permitted by this commitment, such deposit shall be refunded to Borrower or 8044 Acquisition only after payment of the Bank's costs and expenses incurred in connection herewith including, but not limited to, legal fees and expenses. If the Closing occurs, the deposit shall be applied toward payment of fees and expenses payable to the Bank as described herein.

EXPENSES:           Borrower shall reimburse Provident, promptly upon receipt


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Mr. James Shanahan
November 19, 1996
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                    of an invoice therefor, for all reasonable fees and
                    expenses incurred by the Bank and its legal counsel in connection with the preparation and negotiation of this commitment letter and the definitive loan documentation, and the closing including, without limitation, legal fees, search fees, delivery costs, copying costs and telephone and facsimile charges, whether or not the Closing occurs. In addition, Borrower shall pay to the Bank at the Closing a non-accountable expense allowance of $10,000.

CLOSING: The Closing of the transactions contemplated hereby shall be held not later than February 28, 1997, in Chicago, Illinois, at such time, place and on such date as the parties may mutually agree.

COLLATERAL:         a)    First security interest in all assets of Borrower,
                          including without limitation inventory, cash and cash equivalents, accounts receivable, machinery and equipment, general intangibles and all proceeds thereof.

                    b) Pledge of all cash funds in depository account of AMI at Provident as of the date of Closing (the "AMI Cash Account").

                    c) Assignment to the Bank of proceeds of an insurance policy, in a face amount mutually agreed upon by the parties, on the life of Thomas D. Rooney.

                    d) Assignment to the Bank of Borrower's and 8044 Acquisition's rights under the Merger Agreement and any other contract to related to the Merger transaction.

REPRESENTATIONS
AND  WARRANTIES:          Borrower shall provide usual and customary
                          representations and warranties in the definitive loan agreement, including without limitation representations and warranties with respect to (a) corporate existence and authority, (b) borrowing authorization, (c) financial statements, (d) no indebtedness other than permitted indebtedness, (e) employee benefit matters, (f) no

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Mr. James Shanahan
November 19, 1996
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                          material litigation except as specifically disclosed
                          to the Bank in writing, (g) compliance with laws, (h) no adverse contracts, (i) condition and sufficiency of assets, (j) no existing defaults, and (k) payment of taxes.

COVENANTS:          Provident anticipates placing certain operating and
                    financial covenants on Borrower which shall include, without limitation, (a) restrictions on changes of ownership or management (with respect to Thomas D. Rooney),
                    (b) restrictions on additional indebtedness and the incurrence or existence of liens, (c) Provident to be the prime depository of Borrower, with amounts on deposit with Provident being not less than $150,000 at any time, (d) requirement for delivery of audited financial statements to Provident no later than 90 days after the end of each fiscal year of Borrower, and quarterly, monthly and other financial information at the Bank's request, (e) requirement that Provident be the escrow and payment agent, at normal fees, for the Merger transactions, (f) maintenance of property and casualty and liability insurance in amounts and with carriers acceptable to the Bank, (g) maintenance of property in good condition and repair, (h) compliance with laws and (i) solvency and maintenance of sufficient capital.

FINANCIAL
COVENANTS:          See Schedule A.

CONDITIONS:         The obligations of Provident under this commitment are
                    subject to:

                    a) Execution and delivery of definitive loan documentation satisfactory in form and substance to Provident and its legal counsel by not later than February 28, 1997;

                    b) Receipt of a solvency opinion from Houlihan Lokey Howard & Zukin, satisfactory in form and substance to the Bank, and satisfactory evidence of compliance by Borrower of any and all conditions for solvency set forth in such opinion;



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Mr. James Shanahan
November 19, 1996
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                    c)    Consummation, simultaneously with the Closing, of the
                          Merger whereby Borrower shall have been merged with and into AMI on terms and conditions substantially the same as those set forth in the form of Merger Agreement previously reviewed by the Bank, with the resulting shareholders of Borrower being Asher and Sylvia Pacholder, William Morgan, James Shanahan and Thomas Rooney. These persons shall retain controlling ownership during the term of the Working Capital Facility;

                    d) Receipt of updated financial statements of Borrower, 8044 Acquisition and AMI;

                    e) Evidence of an equity contribution to Borrower by 8044 Acquisition of not less than $2,300,000;

                    f) Evidence that the net worth of Borrower, upon the Closing and the consummation of the Merger, and determined in accordance with generally accepted accounting principles, is not less than $2,300,000;

                    g) Evidence that funds in the AMI Cash Account are not less than $35,200,000 immediately prior to the Merger-for purposes of satisfying this condition, funds in a pledged depository account at Provident in the name of 8044 Acquisition Sub Inc. may be included;

                    h) Evidence of consent to the Merger by the Bankruptcy Court, if necessary;

                    i) Evidence of receipt of all required regulatory approvals with respect to the loans contemplated hereby or by the Merger;

                    j) Receipt of UCC, tax and judgment lien and litigation searches as to Borrower, 8044 Acquisition and AMI, which shall be satisfactory in form and substance to Provident and its legal counsel;

                    k)    Receipt of legal opinions satisfactory in form and

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Mr. James Shanahan
November 19, 1996
Page 7


                          substance to Provident and its legal counsel;

                    l) Receipt of certified resolutions, charter documents and good standing certificates with respect to Borrower, 8044 Acquisition and AMI;

                    m) No material adverse change in the business, assets, operations or prospects of Borrower or AMI; and

                    n) Receipt of such other documents, certificates, information and matters as Provident or its legal counsel deems necessary or appropriate.

All of the above conditions must be satisfied in a manner satisfactory to Provident in its sole discretion.

     The rights and obligations of Borrower and 8044 Acquisition hereunder may not be assigned without the prior written consent of the Bank, as determined in its sole discretion. This commitment and the obligations, if any, of the Bank hereunder are for the benefit of the undersigned only and may not be relied on by any third party without the Bank's express prior written consent. Neither Borrower nor 8044 Acquisition shall disclose the terms and provisions of this commitment to any third party without the Bank's prior written consent; provided, however, that disclosure of such terms and provisions to their respective attorneys, accountants and other professional advisers who will be advising them with respect to the loans and the Merger referred to herein, is permitted. The Bank understands that AMI will be advised of the terms of the commitment and that they will maintain the same confidentiality standards as outlined above; provided, however, that AMI may make any disclosure which it may be required by any Federal or state law or regulation to make, including, but not limited to press releases, and inclusion in filings with the Securities and Exchange Commission and inclusion in any proxy material related to the merger.

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Mr. James Shanahan
November 19, 1996
Page 8




     This commitment will expire if a counterpart hereof is not signed by you and delivered to me, together with the $20,000 deposit, by 5:00 p.m. on November 27, 1996. Time is of the essence.

                                             Sincerely,

                                             /s/ Donald J. Feldmann

                                             Donald J. Feldmann
                                             Vice President




Agreed and Accepted:

8044 ACQUISITION, INC.


By:    /s/ James P. Shanahan, Jr.
    ---------------------------------
Title:  Treasurer
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Date:   November 26, 1996
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8044 ACQUISITION SUB INC.



By:    /s/ James P. Shanahan, Jr.
    ---------------------------------
Title:  Treasurer
       ------------------------------
Date:   November 26, 1996
       ------------------------------